Exhibit 99.1

For Release: Thursday, January 8, 2015, 7:00 a.m. Central Time	NEWS RELEASE Contact: Vascular Solutions, Inc. James Hennen, CFO jhennen@vasc.com (763) 656-4352 Phil Nalbone, VP pnalbone@vasc.com (763) 656-4371

VASCULAR SOLUTIONS ANNOUNCES PRELIMINARY
FOURTH QUARTER AND FULL YEAR 2014 REVENUE RESULTS

-	Fourth quarter revenue of $33.6 million, an increase of 15.5% from the year-ago quarter on a preliminary, unaudited basis

-	Fourth quarter revenue exceeds top-end of company’s guidance range

MINNEAPOLIS, Minnesota --  In preparation for several investor meetings to be held in the coming weeks, Vascular Solutions, Inc. (Nasdaq: VASC) today announced preliminary revenue results for the fourth quarter ended December 31, 2014 and full year of 2014.

Fourth quarter revenue is expected to be $33.6 million, a record quarterly level and an increase of 15.5% from $29.1 million in the year-earlier quarter, exceeding the top-end of the company’s guidance range of $32.5 million to $33.5 million for the quarter.

For the full year 2014, revenue is expected to be $126.1 million, an increase of 14% from 2013 revenue of $110.5 million.

“We are pleased to attain another quarter of record revenue and complete our 11th consecutive year of double-digit revenue growth,” said Howard Root, CEO of Vascular Solutions.  “Our performance was strong both domestically and overseas and across a broad range of product offerings, and was driven by the clinical utility of our medical devices and the value they provide for our customers and their patients. With several new clinically-important medical devices already cleared and launching in the next few weeks, and with a full pipeline of new products in development, we are very confident in the outlook for our business in both the near- and long-term.”

On a preliminary, unaudited basis for the fourth quarter, U.S. revenues grew 8% to $26.8 million, while international revenues grew nearly 59% to $6.7 million. The company’s largest product segment, catheter products, grew 24%, led by 71% growth in sales of the GuideLiner® guide extension catheter.

While the company has not completed its quarter-end procedures to provide preliminary earnings results at this time, Vascular Solutions believes GAAP net earnings for the fourth quarter will be above the high end of the company’s previous GAAP net earnings guidance of $0.16 to $0.18 per fully diluted share.

All figures in this release are preliminary and remain subject to the completion of normal year-end accounting procedures as well as audit by the company’s independent registered public accounting firm, which could result in changes to these preliminary results. Vascular Solutions will report its full financial results for the fourth quarter on Tuesday, February 3, after the close of trading. The company will also provide financial guidance for the first quarter and full year of 2015 at that time.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 80 products in three categories: catheter products, hemostat products, and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists, electrophysiologists, and vein specialists through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.

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